University General Health System, Inc. Aware of No Fundamental Reason for Recent Stock Price Decline

HOUSTON, TX--(Marketwire -09/28/11)- University General Health System, Inc. (Pinksheets: UGHS.PK - News), a diversified, integrated multi-specialty health delivery system, today announced, in response to shareholder inquiries, that it believes there is no valid fundamental reason for the decline in the price of its common stock during the past week. The closing price of UGHS common stock has declined from $0.70 per share on September 20, 2011 to $0.45 per share on September 27, 2011.

"The Company has not changed fundamentally in the past week, and in fact we anticipate that our third quarter should reflect the continued validity and strength of our business model, with increased occupancy, revenues and other positive financial operating metrics," stated Hassan Chahadeh, M.D., Chairman, and Chief Executive Officer of University General Health System, Inc. "In fact, our flagship University General Hospital expects to report another record inpatient census during the third quarter of 2011, reflecting a 21% increase from the hospital's census in the second quarter of 2011. We are very pleased with our continued growth in census, as it clearly reflects the confidence that our physicians and partners have in our strategic plan to develop an integrated regional health system in the Houston area."

University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital, two free-standing emergency rooms, and one ambulatory surgical center in the Houston area. Also, University General owns three senior living facilities and manages six senior living facilities, and it plans to complete multiple additional acquisitions in 2011 and future years in Houston and other markets.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For Additional Information, Please

Donald W. Sapaugh

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RJ Falkner & Company, Inc.

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